Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of INLIF Limited (the “Company”) of our report dated April 28, 2025, relating to the consolidated balance sheets of the Company as of December 31, 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2024 and the related notes, included in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on April 28, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Enrome LLP

Singapore

January 5, 2026

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